EXHIBIT 99.1

HURN - Q1 2005 HURON CONSULTING GROUP INC
EARNINGS CONFERENCE CALL TRANSCRIPT
EVENT DATE/TIME: APR. 28. 2005 / 11:00 AM ET

CORPORATE PARTICIPANTS
Gary Holdren
Huron Consulting Group - Chairman and CEO
George Massaro
Huron Consulting Group - Vice Chairman
Gary Burge
Huron Consulting Group - CFO
Mary Sawall
Huron Consulting Group - VP, Human Resources

CONFERENCE CALL PARTICIPANTS
Matt Litfin
William Blair and Company - Analyst
Brandt Sakakeeny
Deutsche Bank - Analyst
Andrew Fones
UBS - Analyst
Patrick Elgrably
Next Generation Equity Research - Analyst
Colin Gillis
Adams Harkness - Analyst

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the Huron Consulting Group webcast to discuss results for the first quarter ended March 31st, 2005.

[Operator Instructions]

And now I'd like to turn the call over to your host for today's call, Mr. Gary Holdren, Chairman and CEO of Huron Consulting Group. Sir, you may proceed.

Gary Holdren - Huron Consulting Group - Chairman and CEO
Thank you, and thank you all for joining us for today's webcast to discuss Huron Consulting's first quarter results.

Before we begin, I would like to point all of you to the disclosure at the end of the news release about any forward looking statements that may be made or discussed on this call. Please review that information along with our filings with the SEC for disclosure factors that may impact subjects discussed in this mornings webcast.

Joining me on the call today are George Massaro, Huron's Vice Chairman, Gary Burge our CFO and Mary Sawall, our VP of Human Resources.

We are very pleased with our 1st quarter results. What we are most proud of, is the effectiveness of our business model, which we discussed with most of you, during our road show. We continue to believe that our business model, that gives us close to 50/50 balance between financial consulting and operational consulting protects us from the ups and downs of any of our key service offerings or the customer channels we concentrate on. It also allows us to move resources between our practices very effectively.

Our first quarter revenues were up 16.6% over last year, which is consistent with our stated goal of 15% organic revenue growth. This growth was accomplished despite one of our largest and most profitable offerings, Corporate Advisory Services, experiencing a cyclical slowdown, one we anticipated occurring due to the decrease in large bankruptcy filings.

Our policy isn't to get into details about each individual practice, but I would tell you, that Corporate Advisory revenues were down 5 million from last years first quarter. We were able to overcome that shortfall because of our business model.

Overall, our financial consulting practice revenues were up 4.2% for the quarter because of the very strong performance of our Disputes and Investigation practice, which continues to attract, and win some of the largest investigations in the United States. The strong results in our Disputes and Investigation practice, more than offset the decline in our Corporate Advisory services.

Again, this demonstrates the balance we can achieve, with a broad menu of service offerings.

Our Operational Consulting practice revenues growth was 34.2% for the quarter. And the split of our Financial Consulting versus our Operational Consulting revenues in Q1 was 53% versus 47%.

Why are we so excited about the future of Huron Consulting? Because, first and foremost, we continue to enhance our relationship with our key clients and our target clients. As I mentioned last quarter, growing Huron and winning large assignments is based on having key relationships with our clients, and a proven reputation for handling high stake matters.

Relationship building will continue in 2005, as we will again hold significant client events like our General Counsel Summit and our Corporate Advisory Summit. We will also continue to play a major role in industry conferences and seminars.

Second, we are very focused at Huron, on the clients, and the services we want to offer. We know what customers we want to target, and the industry verticals we want to serve, as well as the service offerings those customers need.

The following are the customers segments we will continue to focus on in 2005 and beyond. We will focus on lawyers, and the law firms in which they work. General Counsel of Fortune 1000 companies. Higher education and research institutions. The healthcare sector, which includes providers, payors and pharmaceutical companies. Distress companies and industries. And the CFOs and COOs of companies with revenues of 1 to 20 billion. We have the right people, and right services for these customers.

Third, and very important to us, we have outstanding, dedicated people at all levels of our organization, that are delivering superior client service everyday and adding value to our clients, and to Huron.

In June, we are having an all employee meeting to recognize their many accomplishments and share with them our goals and vision, as Huron marks its third year anniversary. Continuing to retain its people is Huron's number one priority.

During 2003, we built and grew Huron very rapidly. In 2004, our focus was on making sure that we had the right people, serving the right customers and targets, and that we were building a performance based organization for the future.

Entering 2005, the organization is staffed with people who understand and thrive in a performance-based culture. Our goal in both the near term and long term is to expand our staff at all levels, with people who are equally adept at serving client needs and building Huron's portfolio of businesses.

On that note, we're continuing to attract expert talent who wants to join Huron. We have just added 4 Managing Directors, whose depth of skills and business experience complement Huron's service offerings.

The pipeline is very good at both the senior and junior levels for people who want to join Huron. Discussions are ongoing with many more MDs who have an interest in joining Huron. We also continue to explore group hires. We remain very confident that we will be able to have approximately 600 billable people by the end of calendar 2005.

In addition to the good news on the managing director recruiting front, the market demand for our service offerings remain very strong. Let me cover some of the things we are very excited about, here at Huron.

In our Disputes and Investigation practice, the impact of regulatory oversight do not appear to be going away. Driven by governmental agencies and Attorney General actions, we continue to have strong demand to do a very -- to do a large amount of significant investigations. There is also a strong demand to serve and help clients resolve commercial disputes. The litigation market in United States continues to grow. The recent additions of Maureen Loftus and Barry Sussman will add to our ability to serve clients with large disputes. Both of them are very experienced, we are delighted that they have chosen to join Huron.

In a new initiative, recently announced, we have formed an academic council under Ted Snyder, Dean of the University of Chicago School -- Graduate School of Business. We've had great experience working with Ted over the past year. We feel this larger academic council will open doors to clients who have complex economic and regulatory challenges.

Higher education market. Our higher education practice continues to sell in the market place. Leading colleges and Universities in the United States call upon Huron to help them solve their business problems. There are many challenges for universities today. They must lower costs, at the same time maintain state of the art technology to continue to attract and account for research Dollars. The recent addition of Lisa Murtha and Mike Smith will help us broaden our service offerings to universities. We are very excited to have them on our higher education team.

The healthcare market. Healthcare is 15% of the GNP in the United States. And I think most of us will agree the healthcare system in the United States has major challenges. The consulting Dollars spent in this industry are in the billions. The changes over the next several years in the healthcare sector will create great opportunities for Huron.

We approach healthcare sectors targeting providers, the payors and pharmaceutical companies. We have people with great skills and assist these sectors in meeting their business challenges. We are aggressively recruiting resources at all levels, as we feel this industry vertical has tremendous growth potential.

Strategic sourcing. What organization in the United States doesn't want to reduce their cost? Our strategic sourcing practice is seeing great growth and acceptance in the marketplace, by helping companies reduce all components of non-salary costs. This practice continues to penetrate the market through their own sales channels. We have also been very successful in cross-selling strategic sourcing across all of our practice. This service offering has great long-term growth opportunities for us.

Legal Business Consulting. The demands on the General Counsel in the United States are continuing to increase. They need to manage matters, and control costs. And that is why we are working with more than 20 General Counsel, a Fortune 1000 organization this time. The demand for document retention, e-discovery, and forensic account service continue to grow everyday in the marketplace.

You can see why I think -- why I am so excited about the market opportunities in the drivers for Huron services.

So where do we go from here? First and foremost, we must retain all of Huron's employees. And we will continue everyday to deliver excellent client service. We will also continue to develop the Huron brand, and we will be aggressively recruiting talents of all -- at all levels so we can increase Huron's relevance in the marketplace.

And now I'd like to turn it over to Gary Burge to talk about our financial results.

Gary Burge - Huron Consulting Group - CFO
Thanks Gary. As Gary said, we are pleased with our very solid first quarter. Some of the highlights for the financial quarter included revenues before reimbursable expenses a 46.8 million for Q1 2005 were up 16.6% over last year and rose nearly 15% sequentially from last quarter.

The next key statistics are all before stock based compensation expense, and other non-recurring charges recorded in the first quarter of 2004.

Let me point out that the reason we're focusing on results before stock based comp is that to my knowledge, no one in the industry has implemented FAS 123R up to this point. And while this implementation of FAS 123R will have an immaterial impact on our reported results, it will have a significant impact on reported results for many other companies. Obviously our objective is to ensure that our investors and the analysts that follow us can make apples to apples comparisons.

Now for the statistics -- gross margins were nearly 47% this quarter, up significantly from 38% in the same quarter a year ago. And also better than the 45% reported last quarter.

Adjusted EBITDA of 10.5 million, compared to 7.2 million in the first quarter a year ago, and rose 4.3 million sequentially.

Operating income rose to 9.6 million from 6.6 million a year ago, an increase from the 5.5 million we reported last quarter. Operating margins were 20.6% versus 16.5% a year ago and 13.5% last quarter.

Other highlights include the following -- utilization was very strong at 76.3% up from 73.4% a year ago, and down slightly from 77.8% last quarter. Average billing rate came in at $250, up 9% from a year ago and nearly 3% higher than Q4 2004.

Our managing directors continue their focus on billing and collecting as DSOs for the quarter came in at 63 days. Our trailing 12 month net income including stock based comp and special charges that were recorded in 2004 and using that post-IPO balance sheet in our calculation, we are pleased to report that we had a 15% return on assets and a 24% return on equity over the past year. These returns without stock based comp and special charges were 19% and 31% respectively.

We think these returns are very strong for a company who has not yet reached its third anniversary. And we also think it speaks to the quality of our operating results.

Next, in regards to guidance. For the second quarter, we expect the revenues to be in the $45 million to $46 million range, with a net income margin of 10% to 10.5% before stock basedcomp charges. EPS guidance for the coming quarter is $0.21 to $0.23 on GAAP basis and $0.27 to $0.29 on adjusted non-GAAP basis without the stock based comp.

Our revenue forecast for the quarter reflects some moderation on utilization rates, given the fact that we ran very hot in the first quarter, and also reflects, that we expect to have one less effective business day in the quarter due to the all employee meeting that Gary told you about.

Let me remind you that when you do the math on our second quarter revenue growth from Q2 last year, that Q2 last year included a previously disclosed a one-time contingency pick up of $1.6 million.

In terms of annual guidance, we are raising annual revenue to a 187 million to a 190 million, with a full year net income of 10% to 10.5%. EPS guidance for the year will be from $0.87 to $0.95 on a GAAP basis and $1.11 to $1.19 on an adjusted non-GAAP basis.

For analysts, your modeling purposes you should assume approximately 16.8 million diluted shares for the rest of the year for GAAP EPS purposes. In terms of stock based comp, you should assume approximately 7 million, 4.2 million after tax in expense for the full year. This stock based comp cost will run at the rate of 1.8 million to 1.9 million a quarter on a pretax basis.

Lastly, we would suggest that you use a 40.2% marginal tax rates to tax effect the stock based comp, as opposed to the 42.5% tax rate, you see in our first quarter financials.

That's enough financial details; let's go to the questions.

QUESTION AND ANSWER

Operator
[Operator Instructions]

Our first question comes from Matt Litfin of William Blair and Company. Please proceed.

Matt Litfin - William Blair and Company - Analyst
Hi, good morning. And congratulations on the quarter.

Gary Holdren - Huron Consulting Group - Chairman and CEO
Thank you, Matt.

Matt Litfin - William Blair and Company - Analyst
You said, Gary I believe, Gary Holdren, 600 employees by the end of '05. Is that including any acquisitions? And I guess, the other part of that question is, maybe you can walk us through where those 100 or so people will come from -- campuses, outside hires etc?

Gary Holdren - Huron Consulting Group - Chairman and CEO
Yes, it doesn't include any acquisitions, Matt. And it will be -- we're going to have about 50 people from campus and it will be from -- we'll have people from all levels. As I said we're continuing to recruit MDs. And we have people at all levels of our pipeline. So we have a very aggressive recruiting practice in place Matt. And we've got several recruiting firms both working on contracted recruitment, as well as people working on contingency.

Matt Litfin - William Blair and Company - Analyst
OK, and then the other question I had, it has to do with utilization and related to the guidance you just gave. Give us a sense of what you saw in April in your utilization rate? How did that play into the guidance? And then stepping back, what do you see as a more long term sustainable rate that balances busy-ness and keeps turnover from getting out of control?

Gary Holdren - Huron Consulting Group - Chairman and CEO
I think the thing you should do is be consistent with what we told everyone. And George, if you want to add to this, is that we told people that we really liked to run within the between 70% to 75% range. And when we get to the high end, we want to start moving down. I don't know, George, you want to add anything to that?

George Massaro - Huron Consulting Group - Vice Chairman
I think we've always said we will manage within that quarter of 70% to 75%. With respect to April, we don't really comment on mid-month utilization but -- other than to say there's been no dramatic change.

Matt Litfin - William Blair and Company - Analyst
OK, thank you, George, that's very helpful.

Operator
Our next question comes from Brandt Sakakeeny of Deutsche Bank.

Brandt Sakakeeny - Deutsche Bank - Analyst
Hi, it's Brandt Sorry about this - I just jumped on.. First, congratulations on a great quarter. And I apologize if this has been asked. But just curious on the head count issue Gary, in the finance business. I know that there was a re-class between divisions. Can you give us just the normalized figures and was the decline in headcount just due to the re-class or was it due to the attrition levels?

Gary Holdren - Huron Consulting Group - Chairman and CEO
It's both. It's both, Brad.

Brandt Sakakeeny - Deutsche Bank - Analyst
OK. Is there any way to quantify that or ...?

Gary Holdren - Huron Consulting Group - Chairman and CEO
Why don't you -- Gary Burge can get you that information. He'll follow up with you today.

Brandt Sakakeeny - Deutsche Bank - Analyst
OK. Perfect. Thanks so much, that's all I have. Congratulations again.

Operator
Our next question comes from Kelly Flynn of UBS. Please proceed.

Andrew Fones - UBS - Analyst
Hi, this is Andrew for Kelly. I was wondering could you give us the number of MDs at the end of the quarter, please?

Gary Holdren - Huron Consulting Group - Chairman and CEO
Mary Sawall, would you know the number we have?

Mary Sawall - Huron Consulting Group - VP, Human Resources
The number of MDs at the end of the quarter, the average is 66 billable MDs.

Andrew Fones - UBS - Analyst
OK.

Mary Sawall - Huron Consulting Group - VP, Human Resources
I'm sorry, it's 66 overall and billable is 57. I apologize.

Gary Holdren - Huron Consulting Group - Chairman and CEO
Did you hear that, Andrew? 57 billable MDs

Andrew Fones - UBS - Analyst
OK. I was wondering, as you look to kind of hire, you mentioned you'd been looking to add about 100 people this year and 50 to come from campus. When we look at the mix, are you looking to ramp up the number of MDs significantly, or would you expect at this point to continue kind of building out more kind of lower end and so ramping this MD to include ratio that you're building?

Gary Holdren - Huron Consulting Group - Chairman and CEO
If I understand your question, we just hired 4, and we are continuing to try to reach that goal of -- our ultimate goal is 10 to 1 leverage. And we'll add more -- continuing to add at all levels, but we're continuing to try to expand our pyramid Andrew, at the bottom.

Andrew Fones - UBS - Analyst
OK. Very good. Can I ask also, about where your headcount is currently? I don't know if you guided that in the call.

Gary Holdren - Huron Consulting Group - Chairman and CEO
We have 510 people as of today.

Mary Sawall - Huron Consulting Group - VP, Human Resources
Billable people.

Gary Holdren - Huron Consulting Group - Chairman and CEO
Billable people.

Andrew Fones - UBS - Analyst
OK. Thank you. And then you mentioned that the corporate advisory practice was soft in the first quarter. Is there any (inaudible) you could give us there for April or is that kind of stabilized at this kind of, lower level?

Gary Holdren - Huron Consulting Group - Chairman and CEO
Pretty much stabilized at the level that we're at.

Andrew Fones - UBS - Analyst
OK. And then, I thought that you kind of -- and you mentioned on the call that the MD that you're added primarily in the education and disputes practices. You mentioned that you're also looking to add MDs in healthcare aggressively. Are there any other areas that you have shifted focus on or ...?

Gary Holdren - Huron Consulting Group - Chairman and CEO
In all our growth practices we're looking at MD's.

Andrew Fones - UBS - Analyst
OK. And then perhaps a question for Gary. You mentioned I think on the last call that the price increase in Q1 was going to occurpart way through the quarter. So should we expect continued improvement in the second quarter in your bill rate?

Gary Burge - Huron Consulting Group - CFO
Yes, Andrew, good question. As we said, rates increased on average about 3% compared to the fourth quarter of last year. Some of that is a factor of the rate increase as we put it as of January 1st. This can also be influenced by a mix in terms of levels of work and so expectations are that the rate increase we put in, in January 1st will continue to bake in. But it's sometimes difficult to predict exactly where average revenue will come out based on the mix issue.

Andrew Fones - UBS - Analyst
So if I understand that correctly the rate increase went in on January 1st pretax roll into what you're billing on a contract-by-contract basis?

Gary Burge - Huron Consulting Group - CFO
That's correct. Don't think that we can raise the rates immediately cause at times you have to wait until the next phase in the project.

Andrew Fones - UBS - Analyst
OK. Thanks guys.

Operator
[Operator Instructions]

Our next question comes from Patrick Elgrably of Next Generation Equity Research. Please proceed.

Patrick Elgrably Hi, good morning.

Gary Holdren - Huron Consulting Group - Chairman and CEO
Good morning.

Patrick Elgrably - Next Generation Equity Research - Analyst
Can you give us an update on the 2 large assignments from the last quarter, I believe Fannie Mae and ATA. Do they continue to generate revenue in Q1 at similar levels to the prior quarter? And is there anyway to quantify the impact, those had on utilization?

George Massaro - Huron Consulting Group - Vice Chairman
Gary, would you like me to handle that one?

Gary Holdren - Huron Consulting Group - Chairman and CEO
Go ahead, George.

George Massaro - Huron Consulting Group - Vice Chairman
Basically, we do not discuss individual client assignments. Couple of things they did continue in the first quarter. And the guidance that Gary Burge has provided has our best estimate of the duration of those projects. So I think that's about all we can say on individual client assignments.

Patrick Elgrably - Next Generation Equity Research - Analyst
OK and then a follow up question to -- regarding that corporate advisory work. Should we expect to see any growth in this, practice going forward? I mean how successful have you been or do you think you can be in terms of expanding that market to include, you know, mid sized corporations?

Gary Holdren - Huron Consulting Group - Chairman and CEO
We clearly are very -- we are committed to this practice and any practice that we are committed to, we'll continue to grow.

Patrick Elgrably - Next Generation Equity Research - Analyst
OK, and then, lastly, cash flow during the quarter?

Gary Burge - Huron Consulting Group - CFO
Right. Patrick, this is Gary Burge. Cash flow for the quarter from operations was a use of about $6.5 million and that is driven by the fact we paid out our bonuses in the first quarter of this year for the calendar year 2004.

Patrick Elgrably OK, thank you.

Operator
Our next question comes from Matt Litfin of William Blair and Company. Please proceed.

Matt Litfin - William Blair and Company - Analyst
Yes, I just had a couple of quick follow-ups for Gary Burge. I'm sorry, could you clarify the GAAP tax rate that you are expecting this year that you guide us to there?

Gary Burge - Huron Consulting Group - CFO
Yeah, from a GAAP -- from an effective tax rate point of view we had a first quarter rate of about 42.5% that was down slightly from what we had in 2004. We're going to continue to try to work on ways to improve that effective tax rate. But I think from a guidance point of view I would suggest that you use 42.5 right now. And we'll update you in the subsequent quarters if we find ways to bring that rate down.

In my comments on tax effecting the stock based comp charges, I told you to use 40.2% and that’s a pure marginal rate that excludes non-deductible items for things like meals and entertainment.

Matt Litfin - William Blair and Company - Analyst
OK thanks and the other question I had was the follow up to Patrick's question on cash flow, which is, we're obviously used to seeing consulting companies pay up bonuses in the first quarter, but is there any sense you could give us as to what you're expecting this year in -- maybe not quantitatively for cash flow but in relation to your net income. Is there any reason that you see why cash flow might not be as robust as your net income?

Gary Burge - Huron Consulting Group - CFO
No, I think, typically for us first quarter of the cash usage quarter and subsequent quarters we ought to be able to generate cash. No surprises out there in terms of what our balance sheet's going to look like. And our CapEx guidance we gave before was about 8 million for the year and that's still on target.

Matt Litfin - William Blair and Company - Analyst
Great, thanks, keep it up

Gary Burge - Huron Consulting Group - CFO
OK, thank you.

Operator
Our next question comes from Colin Gillis of Adams Harkness. Please proceed.

Colin Gillis - Adams Harkness - Analyst
Hi, congratulations everybody.

Gary Holdren - Huron Consulting Group - Chairman and CEO
Thank you.

Colin Gillis - Adams Harkness - Analyst
A quick question -- in terms of adding headcount, is there any particular areas that you see staff coming in from the senior level, that you can comment on? Like, especially in the accounting firms?

Gary Holdren - Huron Consulting Group - Chairman and CEO
It's very broad based. Not really any specific place or industry or anything. If we think about our higher education practice and our operational consulting practices, we would not -- we would hire from industry in different places. So there's no really concentrated place.

Colin Gillis - Adams Harkness - Analyst
OK great, and just, turning to, on the acquisitions front, is there anything out there, any comments you want to make in terms of what you're seeing, or evaluations or your thoughts in terms of making selective acquisitions?

Gary Holdren - Huron Consulting Group - Chairman and CEO
No.

Colin Gillis - Adams Harkness - Analyst
OK. Brief and to the point. Thanks.

Operator
Mr. Holdren, we have concluded the allotted time for this call. I would like to turn the conference back over to yourself.

Gary Holdren - Huron Consulting Group - Chairman and CEO
OK, thanks all of you for participating today, we appreciate it and we'll talk to you after we report our Q2 results.

Operator
That concludes today's conference call. Thank you everyone for your participation.